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                      AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

         AMENDMENT NO. 1, dated as of February , 2004 (the "Amendment"), to the Deposit Agreement dated as of December 16, 2003 (as so amended hereby, the "Deposit Agreement"), among Webzen Inc., incorporated under the laws of the Republic of Korea (the "Company"), JPMorgan Chase Bank, as depositary (the "Depositary"), and all holders from time to time of American depositary receipts ("ADRs") issued thereunder.

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

         WHEREAS, pursuant to paragraph (16) of the form of ADR contained in the Deposit Agreement, the Company and the Depositary desire to amend the terms of the Deposit Agreement and ADRs.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.





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                                   ARTICLE II

                         AMENDMENTS TO DEPOSIT AGREEMENT
                         -------------------------------

     SECTION 2.01. Deposit Agreement. All references in the Deposit Agreement to the term "Deposit Agreement" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement, dated as of December 16, 2003 as further amended by this Amendment.

     SECTION 2.02. The last paragraph of Section 3 of the Deposit Agreement is amended to read as follows:

         The Company shall from time to time notify the Depositary and the Custodian in writing with respect to any such restrictions on the deposit of its Shares. To the extent no such written notification shall have been received by the Depositary, the Depositary shall be protected in acting hereunder as if no such restriction exists. To the extent a deposit of Shares would result in the number of Shares on deposit with the Custodian exceeding the maximum number of Shares theretofore consented to by the Company as being permitted to be represented by ADSs, the Depositary will not accept the deposit of such Shares unless and until the Company shall have consented thereto in writing (which consent may be withheld at the sole discretion of the Company). In order to enable the Depositary, the Custodian and their respective agents to accept the deposit of additional Shares hereunder and issue ADSs in respect thereof, the Company hereby consents, after giving effect to such deposit, to deposits from shareholders of the Company and others which will enable up to a total of 1,300,000 Shares to be represented by ADSs at any one time. At such time as 1,300,000 Shares are held by the Custodian hereunder, no further Shares may be accepted for deposit hereunder without the Company's prior consent (which consent may be withheld at the sole discretion of the Company). Additionally, the Company hereby consents to the deposit of any and all Shares which result from a stock split, stock dividend and any rights offering. The provisions of this paragraph shall cease to apply at such time as the Company's consent is no longer required under Korean laws or regulations.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     SECTION 3.01. Representations and Warranties. The Company represents and


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warrants to, and agrees with, the Depositary and the Holders, that:

         (a) This Amendment, when executed and delivered by the Company, and the Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

         (b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in the Republic of Korea, neither of such agreements need to be filed or recorded with any court or other authority in the Republic of Korea, nor does any stamp or similar tax or governmental charge need to be paid in the Republic of Korea on or in respect of such agreements; and

         (c) All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

                                   ARTICLE IV

                                  MISCELLANEOUS
                                  -------------

     SECTION 4.01. Effective Date. This Amendment is dated as of the date set forth above and shall be effective as of February , 2004. (the "Effective Date").

     SECTION 4.02. Indemnification. The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 16 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.



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     IN WITNESS WHEREOF, the Company and the Depositary have caused this
Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

                                             WEBZEN INC.


                                             By:
                                                 -------------------------
                                             Name:
                                             Title:

                                             JPMORGAN CHASE BANK


                                             By:
                                                 --------------------------
                                             Name:
                                             Title:



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